Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMS REPORTS 2nd QUARTER EPS OF $0.84 EXCLUDING
NON-RECURRING CHARGES; INCREASES 2010 GUIDANCE

Highlights:

•                  Second quarter 2010 diluted EPS was $0.84 ($0.54 including loss on debt extinguishment and non-recurring legal accrual), an increase of 25.6% compared to the second quarter of 2009;

•                  Second quarter 2010 net revenue was $708.8 million, an increase of 11.2% compared to the second quarter of 2009;

•                  Second quarter 2010 Adjusted EBITDA was $81.5 million (excluding a non-recurring legal accrual of $3.1 million), an increase of 11.7% compared to the second quarter of 2009; and

•                  2010 Adjusted EBITDA guidance increased from $313 million to $320 million to an expected range of $321 million to $328 million (excluding the non-recurring legal accrual of $3.1 million), and 2010 diluted EPS guidance increased from $3.10 - $3.20 to an expected range of $3.20 - $3.30 (excluding $0.30 of non-recurring charges related to our loss on early debt extinguishment and legal accrual).

Greenwood Village, Colorado (August 3, 2010) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announces results for the second quarter ended June 30, 2010.

William A. Sanger, Chairman and Chief Executive Officer, said, “EMSC delivered another quarter of revenue and earnings growth. We are especially pleased with the improvement in performance at AMR and continued growth at EmCare.  Our recently completed acquisitions strengthen our footprint and, coupled with our successful debt refinancing, further position us to execute on our strategic initiatives.”

Results of Operations for the Second Quarter 2010

For the quarter ended June 30, 2010, EMSC generated net revenue of $708.8 million, an increase of 11.2% compared to the same period last year.

During the quarter, EMSC incurred charges related to two non-recurring events.  In April the Company recorded a $19 million expense for early debt extinguishment in connection with our

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credit refinancing. The Company also accrued $3.1 million for a tentative settlement regarding a previously disclosed investigation into billing matters during 2001-2005 for certain AMR affiliates in the state of New York (“NY Accrual”).  Excluding these items, EMSC generated $0.84 per diluted share compared to $0.67 per diluted share in the second quarter of 2009, an increase of 25.6%.  Including these items, the Company generated net income of $24.0 million, or $0.54 per diluted share, for the second quarter of 2010.  Net income was positively impacted by a reduction in interest expense due to entering into our new credit facility in April 2010.

Adjusted EBITDA was $81.5 million in the second quarter ($78.4 million including the NY Accrual), an increase of 11.7% compared to the same quarter last year.  This increase is attributable primarily to the impact of increased volume from net new contracts and acquisitions, increased revenue from existing contracts, and a decrease in operating and insurance expenses as a percentage of revenue, offset in part by increased compensation and general and administrative expenses. Both segments’ results include unfavorable prior year insurance development totaling $1.5 million in the quarter, compared to a $4.4 million unfavorable prior year insurance development in the same period in 2009.

Cash provided by operating activities was $40.2 million in the second quarter of 2010, compared to $99.0 million for the same quarter last year. Cash tax payments increased $16.4 million as the Company utilized most of its net operating loss carry-forwards in 2009. Accounts receivable increased $21.8 million during the second quarter 2010, primarily as a result of revenue growth. Days Sales Outstanding (DSO) increased one day sequentially to 62 days due to temporary Medicare payment delays and a system conversion at AMR in one region.  Changes in insurance accruals and other assets and liabilities were related to changes in the timing of payments.

Net cash used in investing activities was $53.2 million for the quarter ended June 30, 2010, compared to $28.2 million for the same period in 2009. Acquisition related funding increased by $47.5 million compared to the second quarter 2009.  Insurance collateral funding decreased by $7.6 million compared to the second quarter 2009 due to timing differences in insurance funding.  Cash provided by other investing activities increased $10.6 million primarily due to a reduction in performance bond collateral.

For the quarter ended June 30, 2010, net cash used in financing activities was $54.9 million compared to net cash provided by financing activities of $2.2 million for the second quarter of 2009. The changes were related primarily to our debt refinancing during the quarter.  At June 30, 2010, there were no amounts outstanding under our revolving credit facility.

Free Cash Flow was $34.6 million in the second quarter of 2010 compared to $70.9 million in the second quarter of 2009.  The difference is primarily attributable to the aforementioned changes in operating and non-acquisition related investing activities.

A description of the non-GAAP measures, Adjusted EBITDA and Free Cash Flow, and a reconciliation of non-GAAP to GAAP financial measures are included in this news release.

Results of Operations for the Six Months Ended June 30, 2010

EMSC’s net revenue was $1.39 billion for the six months ended June 30, 2010, an increase of 11.0% compared to the same period last year.

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EMSC generated $1.54 per diluted share (excluding the loss on early debt extinguishment and NY Accrual), for an increase of 25.2% over the same period last year.  Including the loss on early debt extinguishment and NY Accrual, EMSC’s net income for the six months ended June 30, 2010 was $55.0 million, or $1.23 per diluted share.

Adjusted EBITDA was $155.9 million ($152.8 million including the NY Accrual), an increase of 12.6% compared to the same period last year. This increase is attributable primarily to the impact of increased volume from net new contracts and acquisitions, increased revenue from existing contracts, and a decrease in operating and insurance expenses as a percentage of revenue, offset in part by increased compensation and general and administrative expenses.

Cash provided by operating activities was $84.7 million for the six months ended June 30, 2010, compared to $140.9 million for the same period last year.  The change in operating cash flows was affected primarily by cash paid for income taxes in 2010, increases in accounts receivable in the second quarter 2010, timing differences in prepaid expenses and the cash flow benefit related to tax deductions from stock-based compensation.

Net cash used in investing activities was $60.4 million for the six months ended June 30, 2010, compared to $22.7 million for the same period in 2009. The increase in cash flows used in investing activities is related primarily to an increase in acquisition funding.

For the six months ended June 30, 2010, net cash used by financing activities was $44.2 million compared to net cash provided by financing activities of $2.8 million for the same period in 2009. The increase in cash used by financing activities is related primarily to our debt refinancing in the second quarter of 2010.

Free Cash Flow was $75.4 million in the six months ended June 30, 2010 compared to $118.3 million for the same period in 2009. The difference is primarily attributable to the aforementioned changes in operating and non-acquisition related investing activities.  Free Cash Flow for the six months ended June 30, 2010 does not include a $13.5 million cash flow benefit related to tax deductions for stock-based compensation.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s facility-based physician services segment.

American Medical Response (AMR)

For the quarter ended June 30, 2010, AMR generated net revenue of $344.2 million, an increase of 2.6% compared to the same quarter last year.  The increase in net revenue was from an improvement in revenue per transport and growth in our managed transportation business, offset by a decrease in interfacility transports.

AMR’s Adjusted EBITDA was $34.9 million ($31.8 million including the NY Accrual), an increase of 7.5% compared to the same quarter last year.  The increase in Adjusted EBITDA is attributable primarily to revenue per transport growth and a decrease in compensation and

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benefits and insurance as a percentage of net revenue, offset by higher fuel costs and general and administrative expenses.  Income from operations, including the NY Accrual, was $20.3 million, an increase of 3.0% compared to the same quarter in 2009.

For the six months ended June 30, 2010, AMR’s net revenue was $681.1 million, an increase of 1.4% compared to the same period last year.  Adjusted EBITDA was $67.3 million ($64.2 million including the NY Accrual), an increase of 1.4% compared to the same period last year.  Income from operations, including the NY Accrual, was $41.2 million, an increase of 2.0% compared to the same period in 2009.

EmCare

For the quarter ended June 30, 2010, EmCare generated net revenue of $364.6 million, an increase of 20.8% compared to the same quarter last year.  The increase in revenue is attributable primarily to the addition of 54 net new contracts since March 31, 2009, and revenue increases at existing contracts.  Revenue at existing contracts grew 4.5% notwithstanding a 1.2% decline in same store patient encounters.  2009 patient encounters were positively impacted by increased visits related to the H1N1 virus.

Adjusted EBITDA was $46.6 million for the quarter compared to $40.6 million in the same quarter last year, an increase of 15.0%.  The increase in Adjusted EBITDA was driven primarily by the net impact of revenue and volume increases from new contracts in addition to a decrease in insurance expense as a percentage of net revenue. 2009 Adjusted EBITDA margins were positively impacted by increased visits related to the H1N1 virus. Income from operations was $41.5 million, an increase of 15.4% over the same period in 2009.

For the six months ended June 30, 2010, EmCare’s net revenue was $707.0 million, an increase of 22.2% compared to the same period last year.  Adjusted EBITDA was $88.7 million, an increase of 22.8% compared to the same period last year.  Income from operations was $78.1 million, an increase of 24.3% compared to the same period in 2009.

Guidance

Adjusted EBITDA guidance is increased from our previously announced range of $313 million to $320 million to an expected range of $321 million to $328 million (excluding the NY Accrual).  Diluted 2010 EPS guidance is updated from $3.10-$3.20 to an expected range of $3.20-$3.30 (excluding $0.30 of non-recurring charges related to our loss on early debt extinguishment and the NY Accrual). Adjusted EBITDA and Diluted EPS, including the loss on early debt extinguishment and the NY Accrual, are expected to be between $318 million to $325 million and $2.90 - $3.00, respectively.

Conference Call

EMSC management will host a conference call and live audio webcast on Tuesday, August 3, 2010, at 11:00 a.m. EDT, to discuss the Company’s financial results.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

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About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s facility-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of physician services to healthcare facilities.  In 2009, EMSC provided services in 13.0 million patient encounters in more than 2,200 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information, visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; the impact of potential changes in the healthcare industry generally resulting from legislation currently under consideration; our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; our ability to generate cash flow to service our debt obligations; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to successfully restructure our operations to comply with future changes in government regulation; the loss of existing contracts and the accuracy of our assessment of costs under new contracts; the high level of competition in our industry; our ability to maintain or implement complex information systems; our ability to implement our business strategy; our ability to successfully integrate strategic acquisitions; and our ability to comply with the terms of our settlement agreements with the government.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. It also includes presentations of free cash flow, which is defined as cash flow from operations adjusted

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for cash used in non-acquisition related investment activities.   Adjusted EBITDA and free cash flow are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA and free cash flow are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. Adjusted EBITDA and free cash flow should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range. Since Adjusted EBITDA and free cash flow are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net revenue	$708,804	$637,291	$1,388,158	$1,250,313
Compensation and benefits	496,443	438,628	976,760	865,162
Operating expenses	90,586	82,173	177,115	166,845
Insurance expense	25,942	28,357	48,012	50,861
Selling, general and administrative expenses	18,298	16,279	35,156	31,315
Depreciation and amortization expense	15,692	16,157	31,872	32,925
Income from operations	61,843	55,697	119,243	103,205
Interest income from restricted assets	859	1,120	1,714	2,386
Interest expense	(5,060)	(10,279)	(13,326)	(20,469)
Realized gain on investments	57	847	149	1,486
Interest and other income	206	423	471	940
Loss on early debt extinguishment	(19,091)	—	(19,091)	—
Income before income taxes and equity in earnings of unconsolidated subsidiary	38,814	47,808	89,160	87,548
Income tax expense	(14,955)	(18,885)	(34,365)	(34,611)
Equity in earnings of unconsolidated subsidiary	105	96	199	153
Net income	$23,964	$29,019	$54,994	$53,090

Basic earnings per common share	$0.54	$0.69	$1.26	$1.26
Diluted earnings per common share	$0.54	$0.67	$1.23	$1.23
Weighted average common shares outstanding, basic	44,011,821	42,354,667	43,792,979	42,140,632
Weighted average common shares outstanding, diluted	44,703,834	43,334,340	44,620,562	43,215,657

Other Information
EmCare patient encounters	2,746,154	2,391,090	5,277,649	4,573,222
EmCare weighted patient encounters (1)	2,405,495	2,131,113	4,634,130	4,072,299
AMR ambulance transports	716,853	731,620	1,427,105	1,458,228
AMR weighted transports (2)	723,682	739,156	1,440,541	1,473,786

Earnings Per Share Reconciliation

GAAP diluted earnings per share	$0.54	$0.67	$1.23	$1.23

Adjustment for loss on early debt extinguishment	0.26	—	0.26	—
Adjustment for NY Accrual	0.04	—	0.04	—

Diluted earnings per share, excluding loss on early debt extinguishment and NY Accrual	$0.84	$0.67	$1.54	$1.23

(1)  EmCare weighted encounters include a weighting of Radiology and Anesthesia encounters due to the differences in reimbursement for these services.

(2)  AMR weighted transports include a weighting of wheelchair transports due to the differences in reimbursement for these services.

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
AMR
Adjusted EBITDA excluding NY Accrual	$34,860	$32,425	$67,262	$66,313
NY Accrual	(3,100)	—	(3,100)	—
Adjusted EBITDA	31,760	32,425	64,162	66,313
Depreciation and amortization expense	(11,070)	(12,242)	(22,304)	(24,948)
Interest income from restricted assets	(344)	(435)	(688)	(990)
Income from operations	20,346	19,748	41,170	40,375

EmCare
Adjusted EBITDA	46,634	40,549	88,667	72,203
Depreciation and amortization expense	(4,622)	(3,915)	(9,568)	(7,977)
Interest income from restricted assets	(515)	(685)	(1,026)	(1,396)
Income from operations	41,497	35,949	78,073	62,830

Total
Adjusted EBITDA excluding NY Accrual	81,494	72,974	155,929	138,516
NY Accrual	(3,100)	—	(3,100)	—
Adjusted EBITDA	78,394	72,974	152,829	138,516
Depreciation and amortization expense	(15,692)	(16,157)	(31,872)	(32,925)
Interest income from restricted assets	(859)	(1,120)	(1,714)	(2,386)
Income from operations	$61,843	$55,697	$119,243	$103,205

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Income

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Adjusted EBITDA	$78,394	$72,974	$152,829	$138,516
Depreciation and amortization expense	(15,692)	(16,157)	(31,872)	(32,925)
Interest income from restricted assets	(859)	(1,120)	(1,714)	(2,386)
Income from operations	61,843	55,697	119,243	103,205
Interest income from restricted assets	859	1,120	1,714	2,386
Interest expense	(5,060)	(10,279)	(13,326)	(20,469)
Realized gain on investments	57	847	149	1,486
Interest and other income	206	423	471	940
Loss on early debt extinguishment	(19,091)	—	(19,091)	—
Income before income taxes and equity in earnings of unconsolidated subsidiary	38,814	47,808	89,160	87,548
Income tax expense	(14,955)	(18,885)	(34,365)	(34,611)
Equity in earnings of unconsolidated subsidiary	105	96	199	153
Net income	$23,964	$29,019	$54,994	$53,090

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Adjusted EBITDA	$78,394	$72,974	$152,829	$138,516
Interest paid	(4,431)	(9,774)	(12,190)	(19,651)
Change in accounts receivable	(21,750)	3,499	(19,559)	874
Change in other operating assets/liabilities	3,094	31,439	7,028	18,956
Equity based compensation	1,441	1,104	2,545	1,754
Excess tax benefits from stock-based compensation	(2,917)	—	(13,498)	—
Income tax expense, net of change in deferred taxes	(13,982)	(1,552)	(33,525)	(2,683)
Other	308	1,307	1,112	3,173
Net cash provided by operating activities	$40,157	$98,997	$84,742	$140,939

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$313,033	$332,888
Trade and other accounts receivable, net	483,597	459,088
Other current assets	85,906	73,241
Total current assets	882,536	865,217
Non-current assets:
Property, plant and equipment, net	121,324	125,855
Goodwill and other intangible assets, net	531,067	484,605
Other long-term assets	169,868	179,030
Total assets	$1,704,795	$1,654,707

Liabilities and Equity
Current liabilities	$357,759	$349,139
Long-term debt	415,687	449,254
Insurance reserves and other long-term liabilities	166,574	170,227
Total liabilities	940,020	968,620
Total equity	764,775	686,087
Total liabilities and equity	$1,704,795	$1,654,707

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Cash Flows from Operating Activities
Net income	$23,964	$29,019	$54,994	$53,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	14,785	17,707	22,348	36,091
Loss on early debt extinguishment	19,091	—	19,091	—
Deferred income taxes	973	17,333	840	31,928
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(21,750)	3,499	(19,559)	874
Insurance accruals	4,754	(1,124)	6,232	2,753
Other assets and liabilities	(1,660)	32,563	796	16,203
Net cash provided by operating activities	40,157	98,997	84,742	140,939

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(8,586)	(12,839)	(15,060)	(20,025)
Acquisition of businesses, net of cash received	(47,675)	(133)	(50,975)	(133)
Net change in insurance collateral	(7,627)	(15,243)	(5,261)	(1,933)
Other investing activities	10,648	27	10,938	(643)
Net cash used in by investing activities	(53,240)	(28,188)	(60,358)	(22,734)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	1,791	3,825	6,193	4,723
Repayments of capital lease obligations and other debt	(451,443)	(1,453)	(452,627)	(2,612)
Borrowings under revolving credit facility	425,000	—	425,000	—
Debt issue costs	(11,749)	—	(11,749)	—
Payment of premiums for debt extinguishment	(14,513)	—	(14,513)	—
Excess tax benefits from stock-based compensation	2,917	—	13,498	—
(Decrease) Increase in bank overdrafts	(6,942)	(190)	(10,041)	650
Net cash (used in) provided by financing activities	(54,939)	2,182	(44,239)	2,761

Change in cash and cash equivalents	(68,022)	72,991	(19,855)	120,966
Cash and cash equivalents, beginning of period	381,055	194,148	332,888	146,173
Cash and cash equivalents, end of period	$313,033	$267,139	$313,033	$267,139

Free cash flow	$34,592	$70,942	$75,359	$118,338

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Free cash flow	$34,592	$70,942	$75,359	$118,338
Purchase of property, plant and equipment, net	8,586	12,839	15,060	20,025
Net change in insurance collateral	7,627	15,243	5,261	1,933
Other investing activities	(10,648)	(27)	(10,938)	643
Net cash provided by operating activities	$40,157	$98,997	$84,742	$140,939

END